Exhibit 99.11
IsoTis, Inc. Announces Proposed NASDAQ Public Offering
IRVINE, CA, USA — January 8, 2007 — Further to the Offer Memoranda of 14 December 2006 in which IsoTis, Inc. announced its exchange offer for the outstanding shares of IsoTis SA and indicated that it may issue additional shares in a capital raising transaction following the exchange offer, IsoTis, Inc. announced today that it intends to raise between $30 million and $40 million by offering newly issued NASDAQ listed shares of its common stock to the public in an underwritten public offering.
IsoTis, Inc. intends to offer the shares after it becomes a NASDAQ-listed company and after it consummates the exchange offer for the outstanding shares of IsoTis SA. If the conditions to the exchange offer are met, IsoTis Inc. expects to become a NASDAQ-listed company on 26 January 2007 and to consummate the exchange offer in February 2007.
Assuming IsoTis, Inc. proceeds with the offering, it intends to use the net proceeds from the offering to support sales, marketing and general administrative activities; clinical research and product development activities and to fund working capital and other general corporate purposes.
IsoTis, Inc. anticipates filing a registration statement with the US Securities and Exchange Commission to register the proposed public offering of the shares within the next 45 days. The proposed public offering is subject to a number of conditions and approvals and there can be no assurance that an offering will be commenced or completed as described or within the time periods outlined in this press release.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. Offers, if any, will be made only by means of a prospectus that will form part of the anticipated registration statement.
Certain statements in this press release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including those that refer to management’s plans and expectations for future operations, prospects and financial condition. Words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets,” “could,” ‘may,” and other words of similar meaning are intended to identify such forward-looking statements. One can also identify them by the fact that they do not relate strictly to historical or current facts. Such statements are based on the current expectations of the management of IsoTis, Inc. only. Undue reliance should not be placed on these statements because, by their nature, they are subject to known and unknown risks and can be affected by factors that are beyond the control of IsoTis, Inc. Actual results could differ materially from current expectations due to a number of factors and uncertainties affecting IsoTis, Inc., including, but not limited to, failure to obtain sufficient shareholder support for the exchange offer, inability to list the IsoTis, Inc. shares on NASDAQ in a timely manner, if at all, market conditions at the time of the proposed offering and inability to obtain approval from the SEC for the offering. IsoTis, Inc. expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.
If commenced, the public offer will not constitute an offer or an invitation to purchase shares by any person in any jurisdiction: (i) in which such offer or invitation is not authorised, (ii) in which the person or making such offer or invitation is not qualified to do so, or (iii) to any person to whom it is unlawful to make such offer or invitation.

For information contact IsoTis:
U.S. Rob Morocco, CFO +1 949 855 7155 robert.morocco@isotis.com	Europe Hans Herklots, Director IR +41(0)21 620 6011 hans.herklots@isotis.com
This announcement is a public announcement as meant within article 9b paragraph 1 of the Dutch Decree on the Supervision of the Securities Trade 1995 (Besluit toezicht effectenverkeer 1995).
The exchange offer is being made for the shares of IsoTis SA, a Swiss company, that are listed on the SWX, on Euronext Amsterdam and the TSX. The exchange offer is subject to disclosure requirements of Switzerland, the Netherlands and Canada, which requirements are different from those of the United States. U.S. shareholders of IsoTis SA should be aware that, to the extent permissible, IsoTis, Inc. may purchase shares of IsoTis SA otherwise than under the exchange offer, such as in open market or privately negotiated purchases.